As filed with the Securities and Exchange Commission on September 5, 2014

Registration No.  333‑

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S‑3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	6022	23‑2812193
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

732 Montgomery Avenue
Narberth, Pennsylvania 19072
(610) 668‑4700
(Address, including zip code, and telephone number, including area code, of principal executive offices)

F. Kevin Tylus
President and Chief Executive Officer
732 Montgomery Avenue
Narberth, Pennsylvania 19072
(610) 668‑4700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including copies of all communications sent to agent for service, should be sent to:

David W. Swartz, Esq.
Wesley R. Kelso, Esq.
Stevens & Lee, P.C.
111 North 6th Street
Reading, Pennsylvania 19603
Telephone: (610) 478‑2184
Facsimile: (610) 988‑0815

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☑

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post‑effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post‑effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post‑effective amendment to a registration statement pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non‑accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b‑2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non‑accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, $2.00 par value per share	2,415,949	$1.67	$4,034,635	$520.00

(1) This registration statement relates to shares of Class A common stock of Royal Bancshares of Pennsylvania, Inc. to be offered for resale by the selling Shareholder and any additional shares of Class A Common Stock as may be issued from time to time with respect to shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions.

(2) In accordance with Rule 416, there is being registered hereunder such indeterminate number of additional shares of Class A Common Stock as may be issued from time to time with respect to shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions.

(3) Estimated solely for the purpose of calculating the registration fee and based on the average of the high and low sales prices of the Class A Common Stock of $1.67 on September 3, 2014 as reported on the NASDAQ Stock Market, pursuant to Rule 457(c) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  The Selling Shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION: DATED September 5, 2014

PROSPECTUS

Up To 2,415,949 Shares of Class A Common Stock

Royal Bancshares of Pennsylvania, Inc.

This prospectus relates to the shares of Class A common stock of Royal Bancshares of Pennsylvania, Inc. that may be offered for sale from time to time by Ithan Creek Investors USB, LLC (and its transferees).

Investing in our securities involves risks.  You should carefully consider all of the information set forth in this prospectus, including the risk factors on page ___ of this prospectus, as well as the risk factors and other information contained in any documents we incorporate by reference into this prospectus before investing in any of the securities.  See “Information Incorporated by Reference.”

This prospectus covers 2,415,949 shares of our Class A common stock, $2.00 par value per share.

Pursuant to the Securities Purchase Agreement dated March 10, 2014 (the “Securities Purchase Agreement”) by and between us and Ithan Creek Investors, LLC (the “Selling Shareholder”), we issued an aggregate of 2,415,949 shares of our Class A common stock in a private placement exempt from the registration requirements of the Securities Act of 1933.  In connection with the Securities Purchase Agreement, we entered into a Registration Rights Agreement dated March 10, 2014 (the “Registration Rights Agreement”), by and between us and the Selling Shareholder.  We agreed in the Registration Rights Agreement to file this resale registration statement covering these Class A shares.

The Selling Shareholder was the initial investor (or the permitted affiliate transferees of such investors) in the transaction described above.  The Selling Shareholder may offer the Class A shares from time to time directly or through underwriters, broker‑dealers or agents and in one or more public or private transactions and at fixed prices, at prevailing market prices, at prices related to prevailing market prices, at various prices determined at the time of sale or otherwise at negotiated prices.  If the Class A shares are sold through underwriters, broker‑dealers, or agents, the Selling Shareholder (or the purchasers of the Class A shares as negotiated with the Selling Shareholder) will be responsible for underwriting discounts or commissions or agent commissions, if any.  The registration of the Class A Shares does not necessarily mean that any of the Class A shares will be sold by the Selling Shareholder.  The timing and amount of any sale is within the Selling Shareholder’s sole discretion, subject to certain restrictions.  See “Plan of Distribution” on page ___ of this prospectus.

We will not receive any proceeds from the sale of Class A shares by the Selling Shareholder.

Shares of our Class A common stock are traded on the NASDAQ Global Market under the symbol “RBPAA”.  The closing sale price of our Common Stock as reported on the NASDAQ Global Market on September 3, 2014 was $1.67 per share.

None of the Securities and Exchange Commission (the “SEC”), the Federal Deposit Insurance Corporation (the “FDIC”), the Board of Governors of the Federal Reserve System, any state or other securities commission or any other federal or state bank regulatory agency has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The securities are not savings accounts, deposits, or other obligations of any bank, thrift or other depository institution and are not insured by the FDIC or any other governmental agency or instrumentality.

The date of this prospectus is     , 2014.

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus.  We have not authorized any person to provide you with different or inconsistent information.  If anyone provides you with different or inconsistent information, you should not rely on it.  The Selling Shareholder is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus and the documents incorporated by reference is accurate only as of their respective dates.  Royal Bancshares of Pennsylvania, Inc.’s business, financial condition, results of operations and prospects may have changed since such dates.

In this prospectus, we frequently use the terms “we,” “our” and “us” to refer to Royal Bancshares of Pennsylvania, Inc. (“Royal” or the “Company”) and its subsidiaries, including Royal Bank America (the “Bank”).

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and file with the SEC proxy statements, Annual Reports on Form 10‑K, Quarterly Reports on Form 10‑Q and Current Reports on Form 8‑K.  You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549.  Please call the SEC at 1‑800‑SEC‑0330 for further information on the public reference rooms.  Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov or on our website at www.royalbankamerica.com under the “Investor Relations” tab.  Information on, or that can be accessible through, our website does not constitute a part of, and is not incorporated by reference in, this prospectus.

This prospectus, which is a part of a registration statement on Form S‑3 that we have filed with the SEC under the Securities Act, omits certain information set forth in the registration statement.  Accordingly, for further information, you should refer to the registration statement and its exhibits on file with the SEC.  Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of such document filed as an exhibit to the registration statement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents filed separately with the SEC.  The information we incorporate by reference is an important part of this prospectus.  We incorporate by reference the documents listed below, except to the extent that any information contained in those documents is deemed “furnished” in accordance with SEC rules.  The documents we incorporate by reference, all of which we have previously filed with the SEC, include:

•	Our Annual Report on Form 10‑K for the year ended December 31, 2013, filed with the SEC on March 27, 2014, as amended by Form 10-K/A filed with the SEC on April 28, 2014;

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 9 , 2014;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014, filed with the SEC on May 12, 2014 and August 12, 2014, respectively; and

•	Our Current Reports on Form 8‑K filed with the SEC on March 11, 2014, June 23, 2014, July 22, 2014, and August 13, 2014 (in each case except to the extent furnished but not filed).

A description of our capital stock can be found herein under “Description of Capital Stock.”

We also incorporate by reference any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act (i) on or after the date of filing of the registration statement containing this prospectus and prior to the effectiveness of the registration statement; and (ii) on or after the date of this prospectus until the earlier of the date on which all of the securities registered hereunder have been sold by the Selling Shareholder or this registration statement has been withdrawn.  Those documents will become a part of this prospectus from the date that the documents are filed with the SEC.

You may request a copy of any of these filings at no cost, by writing or telephoning Investor Relations, at (610) 668‑4700, or at the following address: Royal Bancshares of Pennsylvania, Inc., 732 Montgomery Avenue, Narberth, Pennsylvania 19072.

SPECIAL NOTE REGARDING FORWARD‑LOOKING STATEMENTS

This prospectus, including information included or incorporated by reference in this prospectus, contains statements which constitute forward‑looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), and which statements are inherently subject to risks and uncertainties.  These statements are based on many assumptions and estimates and are not guarantees of future performance.  Forward looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often characterized by the use of qualifying words (and their derivatives) such as “may,” “would,” “could,” “should,” “will,” “expect,” “anticipate,” “predict,” “project,” “potential,” “continue,” “assume,” “believe,” “intend,” “plan,” “forecast,” “goal,” “estimate,” or other statements concerning opinions or judgments of the Company , the Bank, and its management about future events.  Factors that could influence the accuracy of such forward looking statements include, but are not limited to, the financial success or changing strategies of the Bank’s customers or vendors, actions of government regulators, the level of market interest rates, and general economic conditions.

Potential risks and uncertainties that could cause our actual results to differ materially from those anticipated in any forward‑looking statements include, but are not limited to, the following:

•	reduced earnings due to higher credit losses generally and specifically because losses in the sectors of our loan portfolio secured by real estate are greater than expected due to economic factors, including declining real estate values, increasing interest rates, increasing unemployment, or changes in payment behavior or other factors;

•	reduced earnings due to higher credit losses because our loans are concentrated by loan type, industry segment, borrower type, or location of the borrower or collateral;

•	the rate of delinquencies and amount of loans charged‑off;

•	the adequacy of the level of our allowance for loan losses and the amount of loan loss provisions required in future periods;

•	results of examinations by our regulatory authorities, including the possibility that the regulatory authorities may, among other things, require us to increase our allowance for loan losses or writedown assets;

•	the amount of our loan portfolio collateralized by real estate, and the weakness in the commercial real estate market;

•	our efforts to raise capital or otherwise increase and maintain our regulatory capital ratios above the statutory and agreed upon minimums, including the impact of the proposed capital rules under Basel III;

•	the impact of our efforts to raise capital on our financial position, liquidity, capital, and profitability;

•	risks and uncertainties relating to not successfully negotiating and entering into definitive agreements with respect to, and closing the, currently contemplated asset dispositions and the asset sales or accelerated foreclosed properties dispositions not occurring within our currently expected ranges for price and other terms, and the pre‑tax charges associated with such sales exceeding the pre‑tax charges that we currently anticipate;

•	the increase in the cost of capital of our Series A Preferred Stock in 2014 and future years if we do not purchase or redeem the outstanding shares;

•	adverse changes in asset quality and resulting credit risk‑related losses and expenses;

•	increased funding costs due to market illiquidity, increased competition for funding, and increased regulatory requirements with regard to funding;

•	significant increases in competitive pressure in the banking and financial services industries;

•	changes in the interest rate environment which could reduce anticipated or actual margins;

•	changes in political conditions or the legislative or regulatory environment, including the effect of recent financial reform legislation on the banking industry;

•	general economic conditions, either nationally or regionally and especially in our primary service area, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality;

•	our ability to retain our existing customers, including our deposit relationships;

•	changes occurring in business conditions and inflation;

•	changes in technology;

•	changes in monetary and tax policies;

•	ability of borrowers to repay loans, which can be adversely affected by a number of factors, including changes in economic conditions, adverse trends or events affecting business industry groups, reductions in real estate values or markets, business closings or lay‑offs, natural disasters, which could be exacerbated by potential climate change, and international instability;

•	changes in deposit flows;

•	changes in accounting principles, policies or guidelines;

•	changes in the assessment of whether a deferred tax valuation allowance is necessary;

•	our ability to maintain internal control over financial reporting;

•	our reliance on secondary sources such as Federal Home Loan Bank advances, sales of securities and loans, federal funds lines of credit from correspondent banks and out‑of‑market time deposits, to meet our liquidity needs;

•	loss of consumer confidence and economic disruptions resulting from terrorist activities;

•	changes in the securities markets; and

•	other risks and uncertainties detailed from time to time in our filings with the SEC.

These risks are increased by the developments in national and international financial markets that have persisted over the past several years as well as the expiration of the federal tax reductions and increase spending cuts currently scheduled to go into effect, and we are unable to predict what effect these uncertain market conditions will continue to have on us.  There can be no assurance that these unprecedented developments will not continue to materially and adversely affect our business, financial condition and results of operations.

We have based our forward‑looking statements on our current expectations about future events.  Although we believe that the expectations reflected in our forward‑looking statements are reasonable, we cannot guarantee that these expectations will be achieved.  We undertake no obligation to publicly update or otherwise revise any forward‑looking statements, whether as a result of new information, future events, or otherwise.

SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus and may not contain all the information that you need to consider in making your investment decision to purchase the Class A common stock offered hereby.  You should carefully read this entire prospectus, as well as the information incorporated by reference herein, before deciding whether to invest in the Class A common stock.  You should carefully consider the sections entitled “Risk Factors” in this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2103, to determine whether an investment in the Class A common stock is appropriate for you.

The Company

Royal Bancshares of Pennsylvania, Inc. (the “Company”), is a Pennsylvania business corporation and a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “Holding Company Act”).  The Company is supervised by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”).  The principal activities of the Company are supervising Royal Bank America (the “Bank”) which engages in general banking business principally in Montgomery, Delaware, Chester, Bucks, Philadelphia and Berks counties in Pennsylvania, southern New Jersey, and Delaware.  The Bank offers a wide range of traditional banking products and services for small‑to medium‑sized businesses, professionals and other individuals in its markets, including commercial and consumer loan and deposit services, as well as mortgage services.

The Bank was incorporated in the Commonwealth of Pennsylvania on July 30, 1963, and commenced operation as a Pennsylvania state-chartered bank on October 22, 1963.  The Bank is the successor of the Bank of King of Prussia, the principal ownership of which was acquired by the Tabas family in 1980.  The deposits of the Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”).

The Bank derives its income principally from interest charged on loans, interest earned on investment securities, and fees received in connection with the origination of loans and other services.  The Bank’s principal expenses are interest expense on deposits and borrowings and operating expenses.  Operating revenues, deposit growth, investment maturities, loan sales and the repayment of outstanding loans provide the majority of funds for activities.  The Bank conducts business operations as a commercial bank offering checking accounts, savings and time deposits, and loans, including residential mortgages, home equity and SBA loans.  The Bank also offers safe deposit boxes, collections, internet banking and bill payment along with other customary bank services (excluding trust) to its customers.  Drive-up, ATM, and night depository facilities are available.  Services may be added or deleted from time to time.

At June 30, 2014, we had total assets of $727.2 million, total net loans and leases of $366.2 million, total deposits of $526.9 million, and shareholders’ equity of $55.3 million.

Our principal executive offices are located at 732 Montgomery Avenue, Narberth, Pennsylvania 19072, and the telephone number is (610) 668‑4700.  Our website is www.royalbankamerica.com.  The information on our website does not constitute a part of, and is not incorporated by reference in, this prospectus.

The Offering

The following summary contains basic information about the Class A common stock and is not intended to be complete and does not contain all the information that is important to you.  For a more complete understanding of the Class A common stock, you should read the sections of this prospectus entitled “Description of Capital Stock.”

Issuer	Royal Bancshares of Pennsylvania, Inc.

Maximum number of shares offered by Selling Shareholder	2,415,949 shares of Class A common stock.

Shares Outstanding as of August 31, 2014	27,383,255 shares of Class A common stock 1,931,692 shares of Class B common stock 18,856 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A

Use of Proceeds	All shares of Class A common stock sold pursuant to this prospectus will be sold by the Selling Shareholder. We will not receive any of the proceeds from such sales.

Risk Factors
An investment in our securities is subject to risks.  Please refer to the information contained under the caption “Risk Factors” and other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

NASDAQ Global Market Symbol	RBPAA (Class A common stock)

RISK FACTORS

An investment in our Class A common stock, involves a high degree of risk.  Before you purchase any of our securities, you should carefully consider the risks described below, together with the other information contained or incorporated by reference into this prospectus, including the information contained in the section entitled “Risk Factors” in our Annual Report on Form 10‑K for the year ended December 31, 2013, and any risks described in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, before making a decision to invest in our securities.  The risks described below and in the documents referred to in the preceding sentence are not the only risks we face.  Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations.  If any of the following risks actually occurs, our business, results of operations and financial condition could suffer.  In that case, the trading price of our Class A common stock and the values of any of our other securities could decline, and you may lose all or part of your investment.

Risks Related to Us and Our Business

Our business may be impacted by the existence of the informal agreements with the FDIC, the Pennsylvania Department of Banking and the Federal Reserve Bank of Philadelphia.

Our success as a business is dependent upon pursuing various alternatives in not only achieving the growth and expansion of our banking franchise but also in managing our day to day operations.  The existence of the Bank’s informal agreements with the FDIC, the Pennsylvania Department of Banking (“Banking Department”) and the Federal Reserve Bank of Philadelphia limits and impacts our ability to pursue all previously available alternatives in the management of the Company.  Our ability to retain existing retail and commercial customers as well as the ability to attract potentially new customers also may be impacted by the existence of these informal agreements.  Our ability to obtain lines of credit, to receive attractive collateral treatment from funding sources, and to pursue all attractive funding alternatives in this current low interest rate environment could be potentially impacted and thereby limit liquidity alternatives.  The Bank’s ability to pay dividends to the Company, which provides funding for cash dividends to the Company’s shareholders, including the holders of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”), and to pay distributions on our Trust Preferred Securities, is subject to prior written consent of the FDIC and the Banking Department.   Moreover, the Company is prohibited from paying cash dividends without the prior written approval of the Federal Reserve Bank of Philadelphia.  Our ability to raise capital in the current economic environment could be potentially limited or impacted as a result of the Bank’s informal agreements with the FDIC, the Banking Department and the Federal Reserve Bank of Philadelphia.  Attracting new management talent is critical to the success of our business and could be potentially impacted due to the existence of these informal agreements.  Under the informal agreement with the FDIC and the Banking Department, the Bank must maintain a minimum Tier 1 leverage ratio and a minimum total risk‑based capital ratio of 8% and 12%, respectively.  At December 31, 2013, based on capital levels calculated under regulatory accounting principles, the Bank’s Tier 1 leverage and total risk‑based capital ratios were 9.1% and 15.6%, respectively.

The Tabas family currently controls the Company.

Robert Tabas, Chairman of the Board and formerly the Chief Executive Officer of the Company, together with his extended family and their affiliates, own approximately 31% of the outstanding shares of Class A common stock and 87% of the outstanding shares of Class B common stock of the Company at August 31, 2014.  Because the holders of the Class B common shares are entitled to cast ten votes for each share of Class B common stock, the Tabas family can cast approximately 54% of the total number of votes entitled to be cast in connection with the election of directors and any other matters on which our outstanding preferred shares do not have the right to vote.  In addition, currently, four of the eight directors elected by the holders of the Company’s common stock are members of the Tabas family.  As a result, the Tabas family may be able to block any actions that may be in the Company’s interest but that are not in the interest of the Tabas family.

Our current financial condition and recent operating losses may impair the Company’s ability to grow, generate profits, and pay dividends and may have an adverse impact on the price at which our Class A common stock trades.

During the six year period from January 1, 2008 until December 31, 2013, the Company incurred net losses of $117.5 million in the aggregate and its total assets decreased from $1.2 billion to $732.3 million.  These losses were primarily related to charge‑offs on our loan and lease portfolio, impairment charges on investment securities, impairment charges on other real estate owned, credit related expenses, and the establishment of a deferred tax valuation allowance.  In addition, our total loans, net of the allowance for loan losses, have decreased from $671.8 million to $352.8 million during the same period as well and the yield on earning assets has decreased.  Our decline in net interest income from $34.7 million in 2008 to $20.2 million in 2013 is a direct result of our decrease in earning assets during this six year period.  As a result of the decline in total loans, we have reduced our total deposits from $760.1 million at December 31, 2008 to $529.0 million at December 31, 2013.

As a result of these operating losses and the shrinking of the Company’s balance sheet, the Company may be unable to take advantage of opportunities to grow organically or by acquiring other financial institutions.  In addition, the decline in the Company’s earning assets may adversely affect our net interest income and net income and our ability to generate profits.  If we are unable to generate sufficient profits, we will be unable to pay dividends on our outstanding Series A Preferred Stock and Class A common stock, which together with the inability to generate profits could have a material adverse effect on the trading price for our Class A common stock.

We have identified a material weakness in connection with the preparation of our financial statements, and failure to develop and maintain adequate internal controls could cause us to have additional material weaknesses, which could adversely affect our operations and financial position.

In connection with the preparation of our consolidated financial statements for the years ended December 31, 2013 and 2012, we identified a material weakness in our accounting for net income taxes.  The material weakness was related to tax receivables recorded in connection with amended tax returns for 2005 through 2007, in which the Company carried back losses from 2008 through 2009.  These amended returns were filed during the time period 2008 through 2011.  During the fourth quarter of 2013 after an IRS joint committee concluded their review of the amended returns, management determined that the tax receivables would not be realized and recorded a $4.8 million cumulative effect adjustment to accumulated deficit, a component of the consolidated statement of changes in stockholders’ equity, as of January 1, 2012,  with the offsetting adjustment to other assets and other liabilities.  There was no effect on net income or net loss for the periods presented herein as a result of the adjustment.

The Company is making improvements to the accounting procedures related to income taxes to remediate this weakness.  While we believe that the planned steps will remediate the material weakness in our internal control over financial reporting with respect to accounting for net income tax receivables, no assurances can be made that our remediation is effective until our remedial controls operate for a period of time.

We may in the future also discover additional material weaknesses that require remediation. In addition, an internal control system, no matter how well-designed, cannot provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected. If we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if we are unable to maintain proper and effective internal controls, we might not be able to produce timely and accurate financial statements. If that were to happen, the market price of our stock could decline and we could be subject to sanctions or investigations by the stock exchange on which our common stock is listed, the SEC, or other regulatory authorities.

Our business is subject to the success of the local economies and real estate markets in which we operate.

Our success significantly depends on the growth in population, income levels, loans and deposits and on the continued stability in real estate values in our markets.  If the communities in which we operate do not grow or if prevailing economic conditions locally or nationally are unfavorable, our business may be adversely affected.  Adverse economic conditions in our specific market areas, specifically decreases in real estate property values due to the nature of our loan portfolio, over 80% of which is secured by real estate, could reduce our growth rate, affect the ability of customers to repay their loans and generally affect our financial condition and results of operations.  The Company is less able than a larger institution to spread the risks of unfavorable local economic conditions across a large number of more diverse economies.

Our concentration of commercial real estate and construction loans is subject to unique risks that could adversely affect our earnings.

Our commercial real estate and construction and land development loan portfolio held for investment was $193.6 million at December 31, 2013 comprising 53% of total loans.  Commercial real estate and construction and development loans are often riskier and tend to have significantly larger balances than home equity loans or residential mortgage loans to individuals.  While we believe that the commercial real estate concentration risk is mitigated by diversification among the types and characteristics of real estate collateral properties, sound underwriting practices, and ongoing portfolio monitoring and market analysis, the repayments of these loans usually depends on the successful operation of a business or the sale of the underlying property.  As a result, these loans are more likely to be unfavorably affected by adverse conditions in the real estate market or the economy in general.  The remaining loans in the portfolio are commercial or industrial loans.  These loans are collateralized by various business assets the value of which may decline during adverse market and economic conditions.  Adverse conditions in the real estate market and the economy may result in increasing levels of loan charge‑offs and non‑performing assets and the reduction of earnings.  When we take collateral in foreclosures and similar proceedings, we are required to mark the related asset to the then fair market value of the collateral, which may ultimately result in a loss.

Further, under guidance adopted by the federal banking regulators, banks which have concentrations in construction, land development or commercial real estate loans (other than loans for majority owner occupied properties) would be expected to maintain higher levels of risk management and, potentially, higher levels of capital.  It is possible that the Bank may be required to maintain higher levels of capital than it would be otherwise expected to maintain as a result of the Bank’s commercial real estate loans, which may require the Company to obtain additional capital sooner than it would otherwise seek it, which may reduce shareholder returns.

Our allowance for loan and lease losses may not be adequate to cover actual losses.

Like all financial institutions, we maintain an allowance for loan and lease losses to provide for loan and lease defaults and non‑performance.  Our allowance for loan and lease losses is based on our historical loss experience as well as an evaluation of the risks associated with our loan portfolio, including the size and composition of the loan portfolio, current economic conditions and geographic concentrations within the portfolio.  Our allowance for loan and lease losses may not be adequate to cover actual loan and lease losses and future provisions for loan and lease losses could materially and adversely affect our financial results.

Our current level of non‑performing loans and future growth may require us to raise additional capital, but that capital may not be available.

We are required by regulatory authorities to maintain adequate capital levels to support our operations.  We anticipate that our current capital will satisfy our regulatory requirements for the foreseeable future.  However, in order to maintain our well‑capitalized status and to support future growth we may need to raise capital.  Our ability to raise additional capital will depend, in part, on conditions in the capital markets at that time, which are outside our control, and on our financial performance.  Under its informal agreement with the FDIC, the Bank is required to maintain a minimum Tier 1 leverage ratio of 8% and a total risk‑based capital ratio of 12% during the term of the informal agreement.

In addition, on February 20, 2009, we issued 30,407 shares of Fixed Rate Cumulative Preferred Stock, Series A, to the U.  S.  Treasury under its TARP Capital Purchase Program, of which 18,856 shares are currently outstanding. The Series A Preferred Stock issued to the U.S. Treasury has a liquidation preference of $1,000 per share and contains other provisions, including restrictions on the payment of dividends on common stock and on repurchases of any shares of common stock or shares of preferred stock ranking equal to or junior to the Series A Preferred Stock while the Series A Preferred Stock is outstanding, which provisions may make it more difficult to raise additional capital on favorable terms while the Series A Preferred Stock is outstanding.  Therefore, we may be unable to raise additional capital, or to raise capital on terms acceptable to us.  If we cannot raise additional capital when required, our ability to further expand operations through both internal growth and acquisitions could be materially impaired.  In addition, if we decide to raise additional capital, the existing shareholders are subject to dilution.

We may suffer losses in our loan portfolio despite our underwriting practices.

The Company seeks to mitigate the risks inherent in its loan portfolio by adhering to specific underwriting practices.  These practices often include:  analysis of a borrower’s credit history, financial statements, tax returns and cash flow projections; valuation of collateral based on reports of independent appraisers; and verification of liquid assets.  Although we believe that our underwriting criteria are appropriate for the various kinds of loans we make, the Company may incur losses on loans that meet these criteria.

Holders of our Series A Preferred Stock have certain voting rights that may adversely affect our common shareholders, and the holders of the Series A Preferred Stock may have interests different from our common shareholders.

As a consequence of missing the sixth dividend payment in the fourth quarter of 2010, the U.S. Treasury had the right to appoint two directors to our board of directors until all accrued but unpaid dividends have been paid.  The U.S. Treasury exercised its right and appointed two directors to the Company’s board of directors during 2011.  Otherwise, except as required by law, holders of the Series A Preferred Stock have limited voting rights.

For as long as shares of the Series A Preferred Stock are outstanding, in addition to any other vote or consent of the shareholders required by law or our articles of incorporation, the vote or consent of holders of at least 66 2/3% of the shares of the Series A Preferred Stock outstanding is required for any authorization or issuance of shares ranking senior to the Series A Preferred Stock; any amendments to the rights of the Series A Preferred Stock so as to adversely affect the rights, privileges, or voting power of the Series A Preferred Stock; or initiation and completion of any merger, share exchange or similar transaction unless the shares of Series A Preferred Stock remain outstanding, or if we are not the surviving entity in such transaction, are converted into or exchanged for preference securities of the surviving entity and the shares of Series A Preferred Stock remaining outstanding or such preference securities have the rights, preferences, privileges and voting power of the Series A Preferred Stock.

The holders of our Series A Preferred Stock may have different interests from the holders of our common stock, and could vote to block the forgoing transactions, even when considered desirable by, or in the best interests of the holders of our common stock.

Our ability to pay dividends depends primarily on dividends from our banking subsidiary, which are subject to regulatory limits.  Additionally, we are subject to other dividend limitations.

We are a bank holding company and our operations are conducted by direct and indirect subsidiaries, each of which is a separate and distinct legal entity.  Substantially all of our assets are held by our direct and indirect subsidiaries.  Our ability to pay dividends depends on our receipt of dividends from our direct and indirect subsidiaries.  Our banking subsidiary, Royal Bank is our primary source of dividends.  Dividend payments from our banking subsidiary are subject to legal and regulatory limitations, generally based on net profits and retained earnings, imposed by the various banking regulatory agencies.  The ability of the Bank to pay dividends is also subject to its profitability, financial condition, capital expenditures and other cash flow requirements.  There is no assurance that our subsidiaries will be able to pay dividends in the future or that we will generate adequate cash flow to pay dividends in the future.  The Bank must receive prior written approval from the FDIC and the Banking Department before declaring and paying a dividend to the Company.

Under the terms of the Series A Preferred Stock, we are not permitted to declare or pay cash dividends on, or redeem or otherwise acquire, stock that is junior to or on parity with the Series A Preferred Stock at any time when we have not declared and paid full dividends on the Series A Preferred Stock.  We suspended regular quarterly cash dividends on the Series A Preferred Stock in August 2009 and, accordingly, are not permitted at this time to pay dividends on our Class A or Class B Common Stock.

Under the terms of our informal agreement with the Federal Reserve Bank of Philadelphia, we are prohibited from paying any dividends on shares of our stock without the prior written approval of the Federal Reserve Bank of Philadelphia.

In addition, under the terms of our Trust Preferred Securities, we cannot make a dividend payment on or redeem, purchase or otherwise acquire any shares of our capital stock, including the Series A Preferred Stock, if there are accrued, deferred distributions outstanding on our Trust Preferred Securities.  As of August 31, 2014, there were no accrued, deferred distributions on our Trust Preferred Securities.

Competition from other financial institutions may adversely affect our profitability.

We face substantial competition in originating loans, both commercial and consumer.  This competition comes principally from other banks, savings institutions, mortgage banking companies and other lenders.  Many of our competitors enjoy advantages, including greater financial resources and higher lending limits, a wider geographic presence, more accessible branch office locations, the ability to offer a wider array of services or more favorable pricing alternatives, as well as lower origination and operating costs.  This competition could reduce our net income by decreasing the number and size of loans that we originate and the interest rates we may charge on these loans.

In attracting business and consumer deposits, Royal Bank faces substantial competition from other insured depository institutions such as banks, savings institutions and credit unions, as well as institutions offering uninsured investment alternatives, including money market funds.  Many of our competitors enjoy advantages, including greater financial resources, more aggressive marketing campaigns, better brand recognition and more branch locations.  These competitors may offer higher interest rates than we do, which could decrease the deposits that we attract or require us to increase our rates to retain existing deposits or attract new deposits.  Increased deposit competition could adversely affect our ability to generate the funds necessary for lending operations.  As a result, we may need to seek other sources of funds that may be more expensive to obtain and could increase our cost of funds.

The Company’s banking and non‑banking subsidiaries also compete with non‑bank providers of financial services, such as brokerage firms, consumer finance companies, credit unions, insurance agencies, peer to peer lenders and governmental organizations which may offer more favorable terms.  Some of our non‑bank competitors are not subject to the same extensive regulations that govern our banking operations.  As a result, such non‑bank competitors may have advantages over the Company’s banking and non‑banking subsidiaries in providing certain products and services.  This competition may reduce or limit our margins on banking and non‑banking services, reduce our market share, and adversely affect our earnings and financial condition.

Our ability to manage liquidity is always critical in our operation, but more so today given the uncertainty within the capital markets.

We monitor and manage our liquidity position on a regular basis to insure that adequate funds are in place to manage the day to day operations and to cover routine fluctuations in available funds.  However, our funding decisions can be influenced by unplanned events.  These unplanned events include, but are not limited to, the inability to fund asset growth, difficulty renewing or replacing funds that mature, the ability to maintain or draw down lines of credit with other financial institutions, significant customer withdrawals of deposits, and market disruptions. We have a liquidity contingency plan in the event liquidity falls below an acceptable level, however in today’s economic environment, we are not certain that those sources of liquid funds will be available in the future when required.  As a result, loan growth may be curtailed to maintain adequate liquidity, loans may need to be sold in the secondary market, investments may need to be sold or deposits may need to be raised at above market interest rates to maintain liquidity.

We may face substantial potential legal liability which would adversely impact our business and financial results and damage our reputation.

On September 26, 2012, CSC voluntarily entered into a plea agreement with the United States Department of Justice (the “Justice Department”) in which CSC entered a guilty plea in the United States District Court of New Jersey to one count of bid‑rigging at certain auctions for tax liens in New Jersey.  Under the terms of the plea agreement, which the Court accepted at the September 26, 2012 plea hearing, the Justice Department agreed not to bring further criminal charges against CSC and will not bring criminal charges against RTL, or any current or former director, officer, or employee of CSC or RTL (with the exception of the former President of CSC and RTL and persons who bid at tax lien auctions on behalf of CSC or RTL), for any act or offense committed prior to the date of the plea agreement that was in furtherance of any agreement to rig bids at municipal tax lien sales or auctions in the State of New Jersey.  The Justice Department further agreed to recommend that the appropriate fine to CSC would be $2.0 million, which has been recognized in the Company’s financial statements.  At the sentencing hearing held in December 2012, the sentencing judge agreed with the Justice Department’s recommendation and imposed a $2.0 million fine for CSC, which, as stated above, has been recognized in the Company’s financial statements.  The Company paid $400,000 of the fine in 2012 and $320,000 in 2013.  The remaining balance is payable in annual installments of $320,000 each during 2014 through 2017.  In August 2013, the Company entered into an agreement settling the private class action lawsuits filed with respect to the tax lien operations for $1.65 million.  The settlement, which is subject to Court approval after notice and a hearing, has not been approved as of the date hereof.

Negative publicity could damage our reputation and adversely impact our business and financial results.

Reputation risk, or the risk to the Company’s earnings and capital from negative publicity, is inherent in our business.  Negative publicity can result from the Company’s actual or alleged conduct in any number of activities, including lending practices, corporate governance and acquisitions, and actions taken by government regulators and community organizations in response to those activities.  Negative publicity can adversely affect our ability to keep and attract customers and can expose the Company to litigation and regulatory action.  Although the Company takes steps to minimize reputation risk in dealing with customers and other constituencies, the Company, as a larger diversified financial services company with a high industry profile, is inherently exposed to this risk.

Risks Related to Our Industry

Difficult market conditions and economic trends have adversely affected our industry and our business.

We are exposed to downturns in the U.S.  housing market.  Dramatic declines in the housing market over the past few years, with decreasing home prices and increasing delinquencies and foreclosures, have negatively impacted the credit performance of mortgage, consumer, commercial and construction loan portfolios resulting in significant write‑downs of assets by many financial institutions.  In addition, the values of real estate collateral supporting many loans have declined and may continue to decline.  General downward economic trends, reduced availability of commercial credit and increasing unemployment may negatively impact the credit performance of commercial and consumer credit, resulting in additional write‑downs.  Concerns over the stability of the financial markets and the economy have resulted in decreased lending by financial institutions to their customers and to each other.  This market turmoil and tightening of credit has led to increased commercial and consumer deficiencies, lack of customer confidence, increased market volatility and widespread reduction in general business activity.  Financial institutions have also experienced decreased access to borrowings.  While the economy and market conditions have improved, the current economic recovery has been much weaker than recent economic recoveries post‑recession and unemployment, despite recent improvement, remains high.  The existing economic pressure on consumers and businesses and the lack of confidence in the financial markets may adversely affect our business, financial condition, results of operations and stock price.  A worsening of current economic conditions would likely exacerbate the adverse effects of existing market conditions on us and others in the industry.  In particular, we may face the following risks in connection with these events:

•	We expect to face increased regulation of our industry. Compliance with such regulation may increase our costs and limit our ability to pursue business opportunities.

•	Our ability to assess the creditworthiness of customers and to estimate the losses inherent in our credit exposure is made more complex by these difficult market and economic conditions.

•	We also may be required to pay even higher FDIC premiums than the recently increased level, because financial institution failures resulting from the depressed market conditions have depleted and may continue to deplete the deposit insurance fund and reduce its ratio of reserves to insured deposits.

•	Our ability to borrow from other financial institutions or the Federal Home Loan Bank on favorable terms or at all could be adversely affected by further disruptions in the capital markets or other events.

•	We may experience increases in foreclosures, delinquencies and customer bankruptcies, as well as more restricted access to funds.

Our business is subject to interest rate risk and variations in interest rates may negatively affect our financial performance.

Changes in the interest rate environment may reduce profits.  The primary source of our income is the differential or “spread” between the interest earned on loans, securities and other interest‑earning assets, and interest paid on deposits, borrowings and other interest‑bearing liabilities.  As prevailing interest rates change, net interest spreads are affected by the difference between the maturities and re‑pricing characteristics of interest‑earning assets and interest‑bearing liabilities.  In addition, loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with a lower volume of loan originations.  An increase in the general level of interest rates may also adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations.  Accordingly, changes in levels of market interest rates could materially adversely affect our net interest spread, asset quality, loan origination volume and overall profitability.

Recent and future governmental regulation and legislation could limit our future growth.

The Company and our subsidiaries are subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of the operations of the Company and our subsidiaries.  These laws may change from time to time and are primarily intended for the protection of consumers, depositors and the deposit insurance funds.  Any changes to these laws may negatively affect our ability to expand our services and to increase the value of our business.  While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on the Company, these changes could be materially adverse to shareholders.

Changes in consumers’ use of banks and changes in consumers’ spending and saving habits could adversely affect the Company’s financial results.

Technology and other changes now allow many consumers to complete financial transactions without using banks.  For example, consumers can pay bills and transfer funds directly without going through a bank.  This disintermediation could result in the loss of fee income, as well as the loss of customer deposits and income generated from those deposits.  In addition, changes in consumer spending and saving habits could adversely affect our operations, and we may be unable to timely develop competitive new products and services in response to these changes that are accepted by new and existing customers.

Acts or threats of terrorism and political or military actions taken by the United States or other governments could adversely affect general economic or industry conditions.

Geopolitical conditions may also affect our earnings.  Acts or threats or terrorism and political or military actions taken by the United States or other governments in response to terrorism, or similar activity, could adversely affect general economic or industry conditions.

Risks Related to an Investment in Our Common Stock

Future dividend payments and common stock repurchases are subject to certain restrictions by the terms of our outstanding Series A Preferred Stock and our Trust Preferred Securities.

For so long as any shares of our Series A Preferred Stock remain outstanding, we are prohibited from making a dividend payment on or share repurchase of our common stock if we do not remain current on our preferred stock dividend payments.  In addition, if we exercise our right to defer payment of distributions on our Trust Preferred Securities, we cannot make a dividend payment on or repurchase shares of our capital stock until we end such deferral and pay all accrued, deferred distributions owed on such Trust Preferred Securities.

We do not intend to pay cash dividends on our common stock in the foreseeable future, and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We expect that we will retain all earnings, if any, for operating capital, and we do not expect to pay any dividends on our common stock in the near future.  In addition, the payment of cash dividends may be made only if we are in compliance with certain applicable regulatory requirements governing the payment of cash dividends.  Our ability to declare and pay cash dividends is dependent upon, among other things, restrictions imposed by the reserve and capital requirements of Pennsylvania and federal law and regulations, our income and financial condition, tax considerations and general business conditions.  Even if we have earnings in an amount sufficient to pay cash dividends, the board of directors may decide to retain earnings for the purpose of financing growth.  We cannot assure you that cash dividends on our common stock will ever be paid.  You should not purchase shares of our Class A common stock in the offering if you need or desire dividend income from this investment.  See “Market for Common Stock, Dividend Policy and Related Shareholder Matters.”

Holders of our Class B common stock have certain rights that may adversely affect our Class A common shareholders, and the holders of the Class B common stock may have interests different from our common shareholders.

Holders of shares of our Class B common stock have the right to cast ten votes for each share of Class B common stock held by such shareholder.  Holders of the Class B common shares may have different interests from the holders of our Class A common stock and could vote to approve actions that would not be in the best interests of the Class A shareholders or to block actions that would be in the best interests of the Class A shareholders.  In addition, holders of Class B common shares can convert such shares into 1.15 shares of Class A common stock at any time.  Therefore, in the event of a sale or liquidation of the Company, the holders of the Class B shares have the right to convert such Class B shares into Class A shares and receive a larger percentage of the cash or other assets to be distributed to the Company’s shareholders than if such Class B shares were not convertible.

We can sell additional shares of common stock without consulting shareholders and without offering shares to existing shareholders, which would result in dilution of shareholders’ interests in Royal and could depress our stock price.

Our articles of incorporation currently authorize an aggregate of 40,000,000 shares of Class A common stock, 27,383,255 of which are outstanding as of August 31, 2014, 1,368,041 are reserved for issuance pursuant to outstanding warrants, 182,836 of which are reserved for issuance pursuant to outstanding options granted under our stock incentive plans and employment agreements, and 2,221,445 are reserved for issuance upon conversion of outstanding shares of our Class B common stock.  Our articles of incorporation also authorize the issuance of 500,000 shares of preferred stock.  Our board of directors is authorized to issue additional shares of common stock and preferred stock, at such times and for such consideration as it may determine, without shareholder action.  The ability of the board of directors to issue shares of capital stock, and the existence of authorized but unissued shares of common stock and preferred stock, could have the effect of rendering more difficult or discouraging hostile takeover attempts, or of facilitating a negotiated acquisition and could affect the market for and price of our common stock.  Because our common shareholders do not have preemptive rights to purchase shares of our capital stock (that is, the right to purchase a shareholder’s pro rata share of any securities issued by the Company), any future offering of capital stock could have a dilutive effect on holders of our common stock.  See “Description of Capital Stock.”

Our share price will fluctuate, which may make it difficult for you to sell your Class A common stock.

The market price of our Class A common stock could be subject to significant fluctuations due to changes in sentiment in the market regarding our operations or business prospects.  As a result, the market price of our Class A common stock may be below the price you want to sell it at if and when you decide to sell your shares of Class A common stock.  Factors that may affect market sentiment include:

•	operating results that vary from the expectations of our management or of securities analysts and investors;

•	developments in our business or in the financial service sector generally;

•	regulatory or legislative changes affecting our industry generally or our business and operations in particular;

•	operating and securities price performance of companies that investors consider to be comparable to us;

•	changes in estimates or recommendations by securities analysts;

•	announcements of strategic developments, acquisitions, dispositions, financings and other material events by us or our competitors; and

•	changes in financial markets and national and local economies and general market conditions, such as interest rates and stock, commodity, credit or asset valuations or volatility.

Since 2008 and continuing through the present, the business environment for financial services firms has been extremely challenging.  During this period many publicly traded financial services companies have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance or prospects of such companies.  We may experience market fluctuations that are not directly related to our operating performance, but are influenced by the market’s perception of the state of the financial services industry in general and, in particular, the market’s assessment of general credit quality conditions, including default and foreclosure rates in the industry.  Due to our operating losses, the market price of the Company’s Class A common stock decreased by 58.6% between January 1, 2009 and December 31, 2013.  During the same period, the SNL Bank and Thrift Index has increased by 57.5% and a peer group of twenty-one banks headquartered in the Mid‑Atlantic region with total assets between $700 million and $1.5 billion has increased by 31.7%.

While the U.S. and other governments continue efforts to restore confidence in financial markets and promote economic growth, further market and economic turmoil could still occur in the near‑ or long‑term, negatively affecting our business, financial condition and results of operations, as well as the price, trading volume and volatility of our common stock.

Our stock value may suffer from anti‑takeover provisions in our Articles of Incorporation and Bylaws and federal and state banking laws that may impede potential takeovers.

Provisions in our corporate documents and in federal and state banking laws may make it difficult and expensive for a potential acquiror to pursue a tender offer, change in control or takeover attempt of us.  As a result, you may not have an opportunity to participate in such a transaction, even if the potential acquirer were to offer a premium over the then prevailing market price of our stock.  See “Description of Capital Stock” for a description of anti‑takeover provisions in our corporate documents and under federal and state banking laws.

Shares of our Class A common stock are not an insured deposit.

Shares of our Class A common stock are not bank deposits and, therefore, are not insured against loss by the FDIC, any other deposit insurance fund or by any other public or private entity.  Investment in our securities is inherently risky for the reasons described in this section and elsewhere in this prospectus and is subject to the same market forces that affect the price of securities in any company.  As a result, if you acquire our securities, you may lose some or all of your investment.

Provisions in our corporate documents and in Pennsylvania corporate law may make it difficult and expensive to remove current management.

Anti‑takeover provisions in our articles of incorporation and bylaws and in Pennsylvania law may render the removal of our existing board of directors and management more difficult.  Consequently, it may be difficult and expensive for our stockholders to remove current management, even if current management is not performing adequately.  See “Description of Capital Stock” for a description of anti‑takeover provisions in our corporate documents and under Pennsylvania law.

Our articles of incorporation and bylaws limit the liability of our directors.

Our bylaws provide that, to the full extent permitted by Pennsylvania law, no director of Royal Bancshares will be liable to us or our shareholders for money damages.  This limitation could impair the ability of us and our shareholders to recover for damages resulting from acts or omissions of our directors.

We may raise additional capital, which could adversely affect the market price of our common stock.

We are not restricted from issuing additional shares of common stock or securities that are convertible into or exchangeable for, or that represent the right to receive, common stock, or from issuing additional shares of preferred stock.  We frequently evaluate opportunities to access the capital markets, taking into account our regulatory capital ratios, financial condition and other relevant considerations.  Subject to market conditions, we may take further actions to raise additional capital.  Such actions could include, among other things, the issuance of additional shares of common or preferred stock in public or private transactions in order to further increase our capital levels above the requirements for a well‑capitalized institution established by the federal bank regulatory agencies as well as other regulatory targets.  These issuances would dilute ownership interests of the investors in the offering and could dilute the per share book value of our common stock.  New investors may also have rights, preferences and privileges senior to our common stock and preferred shareholders, which may adversely impact our current shareholders.

We are a holding company and depend on our Bank for dividends, distributions and other payments.

Substantially all of our activities are conducted through the Bank, and, consequently, as the parent company of the Bank, we receive substantially all of our revenue as dividends from the Bank.  The Bank is currently prohibited from paying dividends to the Company without prior approval from the FDIC and the Banking Department.  In addition, the Company is currently prohibited from paying any dividends, common or preferred, without the prior approval of the Federal Reserve Bank of Philadelphia.  There can be no assurances such approvals would be granted or with regard to how long these restrictions will remain in place.  In the future, any declaration and payment of cash dividends will be subject to the Board’s evaluation of the Company’s operating results, financial condition, future growth plans, general business and economic conditions, and tax and other relevant considerations.  The payment of cash dividends by the Company in the future will also be subject to certain other legal and regulatory limitations (including the requirement that the Company’s capital be maintained at certain minimum levels) and ongoing review by the Company’s banking regulators.

Risks Relating to our Class A Common Stock

Our Class A common stock trades less frequently than the securities of many other financial services companies, which may make the value of your investment subject to fluctuation.

Although our Class A common stock is listed for trading on The NASDAQ Global Market, the trading volume in our Class A common stock is less than that of other larger financial services companies.  A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time.  This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control.  Given the lower trading volume of our Class A common stock, significant sales of our Class A common stock, or the expectation of these sales, could cause our stock price to fall.

Stock price volatility may make it more difficult for you to resell your shares when you want and at prices you find attractive.  Our stock price can fluctuate significantly in response to a variety of factors discussed in this section, including, among other things:

•	Actual or anticipated variations in quarterly results of operations;

•	Recommendations by securities analysts;

•	Operating and stock price performance of other companies that investors deem comparable to our Company;

•	News reports relating to trends, concerns and other issues in the financial services industry; and

•	Perceptions in the marketplace regarding our Company and/or its competitors and the industry in which we operate.

These factors may adversely affect the trading price of our Class A common stock, regardless of our actual operating performance, and could prevent you from selling your Class A common stock at or above the public offering price.  In addition, the stock markets, from time to time, experience extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies.  These broad fluctuations may adversely affect the market price of our common stock, regardless of our trading performance.

Our Class A common stock is an equity security and therefore is subordinate to our indebtedness, as well as to our preferred stock.

Our Class A common stock is an equity interest and does not constitute indebtedness of the Company.  Consequently, our Class A common stock ranks junior to all current and future indebtedness of the Company and other non‑equity claims against us with respect to assets available to satisfy claims against us, including in the event of our liquidation or dissolution.  We may, and the Bank and our other subsidiaries may also, incur additional indebtedness from time to time and may increase our aggregate level of outstanding indebtedness.

At August 31, 2014, we had outstanding trust preferred securities totaling $25.8 million.  Payments of the principal and interest on the trust preferred securities of these special purpose trusts are fully and unconditionally guaranteed by us.  Further, the accompanying junior subordinated debentures are senior to our shares of common and preferred stock.  As a result, we must make payments on the junior subordinated debentures before any dividends can be paid on our preferred or common stock and, in the event of our bankruptcy, dissolution or liquidation, the holders of the junior subordinated debentures must be satisfied before any distributions can be made on our preferred or common stock.  We have the right to defer distributions on our junior subordinated debentures (and the related trust preferred securities) for up to a total of five years, during which time no cash dividends may be paid on our preferred or common stock.

Further, holders of our Class A common stock are subject to the prior dividend and liquidation rights of any holders of our preferred stock that may be outstanding from time to time, including our Series A Preferred Stock.  Our Board of Directors is authorized to cause us to issue additional classes or series of preferred stock without any action on the part of our shareholders.  If we issue preferred shares in the future that have a preference over our common stock with respect to the payment of dividends or distributions upon liquidation, or if we issue preferred shares with voting rights that dilute the voting power of our Class A common stock, then the rights of holders of our Class A common stock could be adversely affected.  Further, the market price of our Class A common stock could be adversely affected.

SUMMARY OF THE UNDERLYING TRANSACTIONS

On March 10, 2014, the Company entered into the Securities Purchase Agreement with Ithan Creek Investors USB, LLC (the “Selling Shareholder”).  Pursuant to the Securities Purchase Agreement, the Selling Shareholder purchased an aggregate of 2,415,949 shares of Class A common stock of the Company.  The sale of such shares was part of a private placement conducted by the Company pursuant to which it issued and sold a total of 11,666,667 shares of its Class A common stock (the “Private Placement”).  The Company used the proceeds of such shares to purchase 11,551 shares of its Series A Preferred Stock in an auction conducted by the United States Department of the Treasury (the “U.S. Treasury”).

Pursuant to the terms of the Securities Purchase Agreement, the Selling Shareholder also entered into a Registration Rights Agreement with the Company (the “Registration Rights Agreement”).  Under the Registration Rights Agreement, the Company has agreed to file with the SEC, within 30 days following the closing of the Private Placement, a registration statement covering the resale of the Class A common stock issued to the Investors in the Private Placement.

The Company will be required to make certain payments as liquidated damages under the Registration Rights Agreements to the Investors in certain circumstances if the registration statement is not (i) filed with the SEC within specific time periods, (ii) declared effective by the SEC within specified time periods, or (iii) available (with certain limited exceptions) after having been declared effective.

USE OF PROCEEDS

All shares sold pursuant to this prospectus will be offered and sold by the Selling Shareholder.  We will not receive any of the proceeds from such sales.

DIVIDEND POLICY

Subject to certain limitations imposed by law or the Company’s articles of incorporation, the Board of Directors of the Company may declare a dividend on shares of Class A or Class B Common Stock.

Stock Dividends:  Future stock dividends, if any, will be at the discretion of the board of directors and will be dependent on the level of earnings and compliance with regulatory requirements.  Stock dividends have not been declared since 2006.

Cash Dividends:  The Company has not paid cash dividends on its common stock since 2008.  Future dividends depend upon net income, capital requirements, and appropriate legal restrictions and other factors relevant at the time the Board of Directors of the Company considers dividend policy.  Cash necessary to fund dividends available for dividend distributions to the shareholders of the Company must initially come primarily from dividends paid by its direct and indirect subsidiaries, including Royal Bank to the Company.

Under the Pennsylvania Business Corporation Law, the Company may pay dividends only if, after giving effect to the dividend payment, the total assets of the Company would exceed the total liabilities of the Company plus the amount necessary to satisfy preferential rights of holders of senior shareholders, and the Company is solvent and would not be rendered insolvent by the dividend payment.  There are also restrictions set forth in the Pennsylvania Banking Code of 1965 (the “Banking Code”) and in the Federal Deposit Insurance Act (“FDIA”) concerning the payment of dividends by the Bank.  Under the Banking Code, no dividends may be paid except from “accumulated net earnings” (generally retained earnings).  Under the FDIA, no dividend may be paid if a bank is in arrears in the payment of any insurance assessment due to the FDIC.  In addition, dividends paid by Royal Bank to the Company would be prohibited if the effect thereof would cause Royal Bank’s capital to be reduced below applicable minimum capital requirements.  Therefore, the restrictions on Royal Bank’s dividend payments are directly applicable to the Company.  See “Note 14 – Shareholder’s Equity” of the Notes to Consolidated Financial Statements for the year ended December 31, 2013 included in the Company’s Annual Report on 10‑K for the fiscal year ended December 31, 2013 and incorporated by reference into this prospectus.

On August 13, 2009, the Company’s board of directors determined to suspend regular quarterly cash dividends on the $30.4 million in Series A Preferred Stock.  The Company’s board of directors took this action in consultation with the Federal Reserve Bank of Philadelphia as required by regulatory policy guidance.  As of August 15, 2014, the Series A Preferred stock dividend in arrears, together with the accrued interest thereon, was approximately $6.1 million and has not been recognized in the consolidated financial statements.  As a consequence of missing the sixth dividend payment in the fourth quarter of 2010, the U.S. Treasury had the right to appoint two directors to our board of directors until all accrued but unpaid dividends have been paid.  The U.S. Treasury exercised its right and appointed two directors to the Company’s board of directors during 2011.

Royal Bank must receive prior approval from the FDIC and the Banking Department before declaring and paying a dividend to the Company.  Under its informal agreement with the Federal Reserve Bank of Philadelphia, the Company may not declare or pay any dividends without the prior written approval of the Federal Reserve Bank of Philadelphia.

DESCRIPTION OF CAPITAL STOCK

The following is a brief description of the terms of our capital stock.  This summary does not purport to be complete in all respects.  This description is subject to and qualified in its entirety by reference to the Pennsylvania Business Corporation Law (“PBCL”), federal law, our Articles of Incorporation, and our Bylaws.  Copies of our Articles of Incorporation and Bylaws have been filed with the SEC and are also available upon request from us.

General

The rights of shareholders of Royal Bancshares of Pennsylvania, Inc. are governed by the Pennsylvania Business Corporation Law (the “PBCL”) and by our articles of incorporation and bylaws.

Pursuant to its articles of incorporation, Royal’s authorized capital stock consists of 43,000,000 shares of common stock, divided into 40,000,000 Class A shares with a par value of $2.00 per share and 3,000,000 Class B shares, with a par value of $0.10 per share, and 500,000 shares of preferred stock, with such par value as the Board of Directors shall fix.  As of August 31, 2014, there were 27,383,255 shares of our Class A common stock outstanding, 1,931,692 shares of our Class B common stock outstanding, and 18,856 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A outstanding.

Common Stock

Subject to all rights of holders of any other Class or Series of stock, holders of common stock are entitled to receive dividends if and when our board of directors declares dividends from funds legally available therefor.  In addition, holders of common stock share ratably in the net assets of the Company upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, after distributions are made to anyone with more senior rights.

Holders of our Class B common shares are entitled to ten votes for each Class B share held.  Each Class B share is convertible at any time at the option of the holder into 1.15 shares of Class A common stock.  Such conversion ratio is subject to adjustment upon the occurrence of certain events.

Under Pennsylvania law, we are not permitted to pay dividends if, as a result, we would be unable to pay our debts as they come due in the ordinary course of business or our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved at the time the dividend is paid, to satisfy the preferential rights on dissolution of any shareholders whose preferential rights on dissolution are superior to those shareholders receiving the dividend.

In general, each outstanding share of common stock entitles the holder to vote for the election of directors and on all other matters requiring shareholder action, and each share is entitled to one vote, provided that shareholders are entitled to cumulative voting rights with respect to the election of directors.  Holders of Class A common stock have no conversion, sinking fund or redemption rights.  Holders of our common stock have no preemptive rights to purchase additional shares of common stock.

Preferred Stock

We are authorized to issue 500,000 shares of preferred stock, with such par value as the Board of Directors may fix.  Shares of preferred stock may be issued from time to time by the board of directors in one or more series.  Prior to issuance of shares of each Series of preferred stock, the board of directors is required to fix for each Series the designation, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and terms or conditions of redemption.  The board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that some of our shareholders might believe to be in their best interests or in which they might receive a premium for their shares of common stock over the market price of such shares.

Series A Preferred Stock

The following is a brief description of the terms of the Series A Preferred Stock.  The description of the Series A Preferred Stock contained in this section is qualified in its entirety by the actual terms of the Series A Preferred Stock, as are stated in our articles of incorporation.  You can request a copy of our articles of incorporation at no cost by writing or telephoning Investor Relations, at (610) 668‑4700, or at the following address: Royal Bancshares of Pennsylvania, Inc., 732 Montgomery Avenue, Narberth, Pennsylvania 19072.  See “Where You Can Find Additional Information.”

Series A Preferred Stock

The Series A Preferred Stock was issued on February 20, 2009, to the U.S. Treasury with an aggregate liquidation preference of $30.4 million pursuant to the Troubled Asset Relief Program Capital Purchase Program.  The capital investment by the U.S. Treasury included the issuance of a warrant to purchase shares of Class A common stock pursuant to a Letter Agreement and a Securities Purchase Agreement (collectively, the “TARP Agreement”).  Cumulative dividends accrued at a rate of 5% per annum until February 20, 2009, and accrue at a rate of 9% per annum thereafter.  Dividend payments are made on the 15th day of February, May, August and November.  The TARP Agreement subjects us to certain restrictions and conditions including those related to common dividends, share repurchases, executive compensation, and corporate governance.  On July 2, 2014, the Company repurchased 11,551 shares of its Series A Preferred Stock in the auction conducted by the U.S. Treasury and the remaining 18,856 shares were sold to third parties who are not affiliated with the Company or the U.S. Treasury. Accordingly, as of August 31, 2014, 18,856 shares of the Series A Preferred Stock remain outstanding.

Ranking

Shares of the Series A Preferred Stock rank senior to our common stock and at least equally with each other series of preferred stock that we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series A Preferred Stock and any other class or series whose vote is required) with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, holders of the Series A Preferred Stock are entitled to receive for each share of Series A Preferred Stock, out of the assets of the Company or proceeds thereof (whether capital or surplus) available for distribution to shareholders of the Company, subject to the rights of any creditors of the Company, before any distribution of such assets or proceeds is made to or set aside for the holders of common stock and any other stock of the Company ranking junior to the Series A Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) $1,000 per share and (ii) the amount of any accrued and unpaid dividends, whether or not declared, to the date of payment (such amounts collectively, the “liquidation preference”).

If in any such distribution, the assets of Royal or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of the Series A Preferred Stock and the corresponding amounts payable with respect of any other stock of Royal ranking equally with Series A Preferred Stock as to such distribution, holders of Series A Preferred Stock and the holders of such other stock will share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

If the liquidation preference has been paid in full to all holders of Series A Preferred Stock and the corresponding amounts payable with respect of any other stock of Royal ranking equally with the Series Preferred Stock as to such distribution have been paid in full, the holders of our other shares of capital stock are entitled to receive all of our remaining assets (or proceeds thereof) according to their respective rights and preferences.

Redemption

The Series A Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions.  Shares of Series A Preferred Stock are redeemable at our option at 100% of their liquidation preference or $1,000 per share plus accrued and unpaid dividends, whether or not declared.

Holders of Series A Preferred Stock have no right to require the redemption or repurchase of the Series A Preferred Stock.

Under the Federal Reserve’s risk‑based capital guidelines applicable to bank holding companies, any redemption of the Series A Preferred Stock is subject to prior approval of the Federal Reserve.

Voting Rights

Except as required by law and as provided below, the holders of the Series A Preferred Stock have no voting rights.

Right to Elect Two Directors Upon Nonpayment of Dividends.  If and whenever dividends on any shares of the Series A Preferred Stock have not been declared and paid at the stated dividend rate for an aggregate of six quarterly dividend periods or more, whether or not consecutive (a “Nonpayment”), the number of directors then constituting our board will be increased by two, and holders of the Series A Preferred Stock are entitled to vote as a single class for the election of the two additional members of our board of directors (a “Preferred Director”), but only if the election of any such directors would not cause us to violate the listing standards of the Nasdaq Stock Market (or any other exchange on which our securities may be listed) or the rules and regulations of any other regulatory or self‑regulatory body.

If and when full dividends have been paid for all dividend periods following a Nonpayment on the Series A Preferred Stock, the foregoing voting rights will cease (subject to revesting in the event of each subsequent Nonpayment) and the term of office of each Preferred Director so elected will immediately terminate and the number of directors on the board of directors will automatically decrease by two.

Other Voting Rights.  So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by our articles of incorporation, the vote or consent of the holders of at least 66 2/3% of the shares of Series A Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, is necessary for effecting or validating:

•	any amendment or alteration of the certificate of designation for the Series A Preferred Stock or our articles of incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of our capital stock ranking senior to the Series A Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Company;

•	any amendment, alteration or repeal of any provision of the certificate of designation for the Series A Preferred Stock or our articles of incorporation (including, unless no vote on such merger or consolidation is required as provided below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or

•	any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock, or of a merger or consolidation of the Company with another corporation or other entity, unless in each case:

•	the shares of Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and

•	such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series A Preferred Stock immediately prior to such consummation, taken as a whole.

TARP Warrant

On February 20, 2009, we issued and sold to the U.S. Treasury, in connection with the issuance and sale of the Series A Preferred Stock, a ten‑year warrant (the “TARP Warrant”) to purchase up to 1,104,370 shares of our common stock at an exercise price of $4.13 per share.  As of the date of this prospectus, we have no warrants other than the TARP Warrant outstanding.  As a result of the issuance by the Company of 4,999,896 shares of its Class A common stock in the shareholder rights offering completed on August 8, 2014, the exercise price of the TARP Warrant was adjusted to $3.334 per share and the number of shares that can be purchased under the warrant increased to 1,368,041 shares of Class A common stock.

Rights as a Shareholder

The warrant holder has no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the TARP Warrant has been exercised.

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations

The number of shares for which the TARP Warrant may be exercised and the exercise price applicable to the TARP Warrant will be proportionately adjusted in the event we pay dividends or make distributions on our common stock in shares of common stock, or subdivide, combine or reclassify outstanding shares of our common stock.

Anti‑dilution Adjustment

Until the earlier of February 20, 2012 and the date the U.S. Treasury no longer holds the TARP Warrant (and other than in certain permitted transactions described below), if we issue any shares of common stock (or securities convertible or exercisable into common stock) for less than 90% of the market price of the common stock on the last trading day prior to pricing such shares, then the number of shares of common stock into which the TARP Warrant is exercisable and the exercise price will be adjusted.  Permitted transactions include issuances:

•	as consideration for or to fund the acquisition of businesses and/or related assets;

•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;

•	in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act of 1933 or Rule 144A thereunder on a basis consistent with capital‑raising transactions by comparable financial institutions; and

•	in connection with the exercise of preemptive rights on terms existing as of February 20, 2009.

Other Distributions

If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the TARP Warrant will be adjusted to reflect such distribution.

Certain Repurchases

If we effect a pro rata repurchase of common stock, both the number of shares issuable upon exercise of the TARP Warrant and the exercise price will be adjusted.

Business Combinations

In the event of a merger, consolidation or similar transaction involving Royal and requiring shareholder approval, the warrant holder’s right to receive shares of our common stock upon exercise of the TARP Warrant will be converted into the right to exercise the TARP Warrant for the consideration that would have been payable to the warrant holder with respect to the shares of common stock for which the TARP Warrant may be exercised, as if the TARP Warrant had been exercised prior to such merger, consolidation or similar transaction.

Anti‑Takeover Provisions of Our Articles of Incorporation and Bylaws

General.  A number of provisions of our articles of incorporation and bylaws deal with matters of corporate governance and certain rights of shareholders.  The following discussion is a general summary of certain provisions of our articles and bylaws that might be deemed to have a potential “anti‑takeover” effect.  The following description of certain of the provisions of our articles and bylaws is necessarily general and reference should be made in each case to the articles and bylaws.

Classification of the Board of Directors.  Our bylaws provide that we will have not less than five nor more than 25 directors, and our bylaws provide that the exact number shall be fixed by the board of directors and that the number of directors may be increased or decreased by the board of directors.  Our board of directors is currently composed of 10 directors.

Our directors are divided into three classes — Class I, Class II, and Class III — each Class consisting of an equal number of directors, or as nearly equal as possible.  Each director serves for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected.  A classified board of directors promotes continuity and stability of management, but makes it more difficult for shareholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur.  We believe that classification of the board of directors will help to assure the continuity and stability of our business strategies and policies as determined by the board of directors.

Extraordinary Transactions.  Pursuant to the provisions of our articles of incorporation, any merger, consolidation, liquidation, or dissolution of the Company or any sale or other distribution of substantially all of the assets of the Company requires the affirmative vote of at least two thirds of the votes entitled to be cast on the matter.

Amendment of Articles of Incorporation.  In general, other than with respect to changing the rights of the holders of any class of stock that is outstanding, our articles of incorporation may be amended only upon the affirmative vote at least a majority of all the votes cast on the matter.

Removal of Directors.  The PBCL provides that if a corporation’s directors are divided into classes, a director may only be removed for cause.

Procedures for Shareholder Nominations and Proposals.  Our bylaws provide that any shareholder desiring to make a nomination for the election of directors or a proposal for new business at an annual meeting of shareholders must submit written notice to our secretary not less than 90 days before the regular date fixed in the bylaws for the annual meeting of shareholders, or the close of business on the tenth day following the day on which we first make such public disclosure of the date of the meeting or no later than seven days’ notice of any other meeting called for the election of one or more directors.

A shareholder’s notice to the secretary must set forth as to each matter such shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address of the shareholder proposing such business, (iii) the class and number of shares of our capital stock that are beneficially owned by such shareholder on the date of such shareholder notice and, to the extent known, by any other shareholders known by such shareholder to be supporting such proposal on the date of such shareholder proposal, and (iv) any information required by the applicable rules of the SEC.

A shareholder’s notice with respect to the nomination of a director candidate must set forth:  (a) as to each person whom the shareholder proposes to nominate for election or re‑election as a director: (i) the name, age, and residence address of the person; (ii) the principal occupation of the person; (iii) the Class and number of shares of our stock that are beneficially owned by the person; and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the proxy rules under the Exchange Act or any successor rule thereto; (b) as to the shareholder giving the notice, (i) the name and address of such person and (ii) the Class and number of shares of our stock that are beneficially owned by such persons; (c) a representation that the shareholder giving the notice intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (d) a description of all arrangements or understandings between the shareholder giving the notice and each nominee and any arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (e) the total number of votes that to the knowledge of such shareholder will be cast for each proposed nominee; and (f) the consent of each nominee to serve as a director if so elected.

Nominations and proposals that fail to follow the prescribed procedures will not be considered.  We believe that it is in our and our shareholders’ best interests to provide sufficient time to enable management to disclose to shareholders information about a dissident slate of nominations for directors or proposals for new business.  This advance notice requirement also may give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations should management determine that doing so is in the best interest of shareholders generally.  Similarly, adequate advance notice of shareholder proposals will give management time to study such proposals and to determine whether to recommend to the shareholders that such proposals be adopted.

Authorized Shares.  As indicated above, our articles of incorporation currently authorize the issuance of 43,000,000 shares of common stock and 500,000 shares of preferred stock.  The authorization of shares of common stock and preferred stock in excess of the amount issued provides our board of directors with flexibility to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and stock options or other stock‑based compensation.  The unissued authorized shares also may be used by our board of directors consistent with its fiduciary duty to deter future attempts to gain control of Royal Bancshares.  Also, as indicated above, our board of directors’ right to set the terms of one or more Series of preferred stock has anti‑takeover effects.

Anti‑Takeover Provisions of the Pennsylvania Business Corporation Law

The PBCL also contains certain provisions applicable to us that may have the effect of deterring or discouraging an attempt to take control of Royal.  These provisions, among other things:

•	Prohibit shareholders from calling a special meeting, in most circumstances, or by acting by less than unanimous written consent;

•	Prohibit shareholders from proposing amendments to a corporation’s articles of incorporation;

•	Prevent a person or group acquiring different levels of voting power (20%, 33% and 50%) from voting any shares over the applicable threshold, unless “disinterested shareholders” approve such voting rights (Subchapter 25G of the PABCL);

•	Require any person or group that publicly announces that it may acquire control of a corporation, or that acquires or publicly discloses an intent to acquire 20% or more of the voting power of a corporation, to disgorge to the corporation any profits that it receives from sales of the corporation’s equity securities purchased over the prior 24 or subsequent 18 months (Subchapter 25H of the PABCL);

•	Expand the factors and groups (including shareholders) that a corporation’s board of directors can consider in determining whether an action or transaction is in the best interests of the corporation;

•	Provide that a corporation’s board of directors need not consider the interests of any particular stakeholder group as dominant or controlling;

•	Provide that a corporation’s directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control;

•	Provide that actions relating to acquisitions of control that are approved by a majority of “disinterested directors” are presumed to satisfy the directors’ standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

•	Provide that the fiduciary duty of a corporation’s directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

The PBCL also explicitly provides that the fiduciary duty of directors does not require them to:

•	Redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

•	Render inapplicable, or make determinations under, provisions of the PBCL relating to control transactions, business combinations, control‑share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

•	Act as the board of directors, a committee of the board or an individual director, solely because of the effect the action might have on an acquisition or potential acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

Summary of Anti‑Takeover Provisions

The foregoing provisions of our articles of incorporation and bylaws and Pennsylvania law could have the effect of discouraging an acquisition of Royal Bancshares or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions that might otherwise have a favorable effect on the price of our common stock.  In addition, such provisions may make Royal Bancshares less attractive to a potential acquiror and/or might result in shareholders receiving a lesser amount of consideration for their shares of common stock than otherwise could have been available.

Our board of directors believes that the provisions described above are prudent and will reduce vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by our board of directors.  Our board of directors believes that these provisions are in our best interests and the best interests of our shareholders.  In the board of directors’ judgment, the board of directors is in the best position to determine our true value and to negotiate more effectively for what may be in the best interests of our shareholders.  Accordingly, the board of directors believes that it is in our best interests and in the best interests of our shareholders to encourage potential acquirors to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts.

Despite the board of directors’ belief as to the benefits to us of the foregoing provisions, these provisions also may have the effect of discouraging a future takeover attempt in which shareholders might receive a substantial premium for their shares over then current market prices and may tend to perpetuate existing management.  As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so.  The board of directors, however, believes that the potential benefits of these provisions outweigh their possible disadvantages.

SELLING SHAREHOLDER

When we refer to the “Selling Shareholder” in this prospectus we mean the person listed in the table below.  The Selling Shareholder may from time to time offer and sell any or all of the shares of Class A commonstock set forth below pursuant to this prospectus.  We do not know when or in what amounts the Selling Shareholder may offer Class A shares for sale.  It is possible that the Selling Shareholder will not sell any or all of the shares offered under this prospectus.

The Selling Shareholder initially acquired the securities covered by this prospectus on July 1, 2014, at the closing of the Private Placement described above under “Summary of the Underlying Transactions.” The Selling Shareholder may, at any time and from time to time, offer and sell pursuant to this prospectus any or all of the Class A shares in any type of transaction as more fully described in “—Plan of Distribution.”

Other than with respect to the acquisition of the Class A shares from us, the  Selling Shareholder has not, nor within the past three years has had, any position, office, or other material relationship with us.

As mentioned in “—Plan of Distribution,” in offering the Class A shares covered by this prospectus, the Selling Shareholder (and any brokers, dealers or agents that participate in the distribution of shares) may be deemed to be “underwriters” within the meaning of the Securities Act.

Securities Covered by this Prospectus Held by Selling Shareholder

The following table sets forth the Class A shares to be offered by the Selling Shareholder pursuant to this prospectus.  All percentages are based on the 27,383,255 shares of Common Stock that will be outstanding assuming no outstanding shares of Class B common stock are converted into Class A shares and no outstanding options or warrants to purchase shares of our Class A common stock are exercised.

We do not know when or in what amounts the Selling Shareholder may offer shares for sale.  It is possible that the Selling Shareholder will not sell any or all of the shares offered under this prospectus.  Because the Selling Shareholder may offer all or some of the shares pursuant to this prospectus, and because we have been advised that there are currently no agreements, arrangements or understandings with respect to the sale of any such shares, we cannot estimate the number of shares that will be held by the Selling Shareholder after completion of the offering.  For purposes of the table below, we have assumed that Selling Shareholder would sell all of the shares held by them and therefore would hold no shares following the offering and hold zero percentage of the shares following the offering, other than shares of Common Stock that certain Selling Shareholder informed us they acquired independently of the Private Placement and are not including for resale in this offering.  Except as stated in the footnotes, each Selling Securityholder has requested that all of Class A shares that they purchased in the Private Placement be registered for resale in this offering.

The information set forth below is based on information provided by the Selling Shareholder.

Name of Selling Securityholder	Shares of Class A Common Stock Owned Pre‑offering	Maximum Shares of Class A Common Stock to Be Offered	Shares of Class A Common Stock Owned Post‑Offering

Ithan Creek Investors USB, LLC(1)	2,415,949	2,415,949	-0-

(1) Wellington Management Company, LLP (“Wellington”) is the investment advisor registered under the Investment Advisors Act of 1940, as amended, and, in such capacity may be deemed to have shared voting and dispositive power over the shares held by its client accounts.  Ithan Creek Investors USB, LLC has indicated that it may be deemed to be an affiliate of a registered broker‑dealer, but it has represented that it acquired its shares in the ordinary course of business and, at the time of the acquisition of the shares, had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

PLAN OF DISTRIBUTION

We are registering the Class A Common Stock issued to the Selling Shareholder to permit the resale of these shares of Class A Common Stock by the holders of the Class A Common Stock from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale by the Selling Shareholder of the Class A Common Stock.  We will bear all fees and expenses incident to our obligation to register the Class A Common Stock.

The Selling Shareholder may sell all or a portion of the Class A Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the Class A Common Stock is sold through underwriters or broker-dealers, the Selling Shareholder will be responsible for underwriting discounts or commissions or agent's commissions.  The Class A Common Stock may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.  These sales may be effected in transactions, which may involve crosses or block transactions.  The Selling Shareholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Shareholder to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Shareholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker‑dealers engaged by the Selling Shareholder may arrange for other broker‑dealers to participate in sales.  If the Selling Shareholder effect such transactions by selling Class A Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholder or commissions from purchasers of the Class A Common Stock for whom they may act as agent or to whom they may sell as principal.  Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with sales of the Class A Common Stock or otherwise, the Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Class A Common Stock in the course of hedging in positions they assume.  The Selling Shareholder may also sell Class A Common Stock short and if such short sale shall take place after the date that the registration statement of which this prospectus is a part is declared effective by the Commission, the Selling Shareholder may deliver Class A Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The Selling Shareholder may also loan or pledge Class A Common Stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law.  The Selling Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).  Notwithstanding the foregoing, the Selling Shareholder have been advised that they may not use shares registered on this registration statement to cover short sales of our Class A Common Stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The Selling Shareholder may, from time to time, pledge or grant a security interest in some or all of the Class A Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Class A Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of Selling Shareholder to include the pledgee, transferee or other successors in interest as Selling Shareholder under this prospectus.  The Selling Shareholder also may transfer and donate the Class A Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Shareholder and any broker-dealer or agents participating in the distribution of the Class A Common Stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales.  In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Selling Shareholder who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Each selling stockholder has informed the Company that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Class A Common Stock.  Upon the Company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Class A Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the Class A Common Stock was sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.  In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8%).

Under the securities laws of some states, the Class A Common Stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the Class A Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the Class A Common Stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Class A Common Stock by the selling stockholder and any other participating person.  To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Class A Common Stock to engage in market-making activities with respect to the Class A Common Stock.  All of the foregoing may affect the marketability of the Class A Common Stock and the ability of any person or entity to engage in market-making activities with respect to the Class A Common Stock.

We will pay all expenses of the registration of the Class A Common Stock pursuant to the Registration Rights Agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each Selling Shareholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it.  We will indemnify the Selling Shareholder against certain liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreement, or the Selling Shareholder will be entitled to contribution.  We may be indemnified by the Selling Shareholder against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Shareholder specifically for use in this prospectus, in accordance with the Registration Rights Agreement, or we may be entitled to contribution.

TRANSFER AGENT

The transfer agent for the Company’s Class A common stock is Broadridge Corporate Solutions, Inc., Philadelphia, Pennsylvania.

LEGAL MATTERS

The validity of the shares of Class A common stock offered by this prospectus and certain other legal matters will be passed upon for us by Stevens & Lee, P.C., Reading, Pennsylvania.

EXPERTS

The consolidated balance sheets of Royal Bancshares of Pennsylvania, Inc.  as of December 31, 2013 and 2012 and the related consolidated statements of operations, comprehensive loss, changes in shareholders’ equity, and cash flows for each of the years then ended incorporated in this prospectus and in the registration statement by reference to our Annual Report on Form 10‑K, have been so included in reliance upon the report of ParenteBeard LLC, an independent registered public accounting firm, appearing elsewhere herein and in the registration statement, given on the authority of that firm as experts in auditing and accounting.

Royal Bancshares of Pennsylvania, Inc.

2,415,949 shares of
Class A Common Stock

PROSPECTUS

September [____], 2014

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions, in connection with this offering.  All amounts shown are estimates except for the SEC registration fee.

Amount to be Paid
SEC Registration Fee	$520.00
Legal Fees and Expenses*	15,000.00
Accounting Fees and Expenses*	5,000.00
Printing Expenses and Miscellaneous*	5,000.00
TOTAL	$25,520.00
*Estimated.

Item 15.	Indemnification of Directors and Officers.

Section 1741 of the Pennsylvania Business Corporation Law, or the PBCL, provides, in general, that a corporation will have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise.  Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and if, with respect to any criminal proceeding, the person did not have reasonable cause to believe his conduct was unlawful.

Section 1742 of the PBCL provides, in general, that a corporation will have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity.  Such indemnity may be against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except no indemnification will be made in respect of any claim, issue, or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

Under Section 1743 of the PBCL, the corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.  Under Section 1745 of the PBCL, a corporation may pay the expenses of a director or officer incurred in defending an action or proceeding in advance of the final disposition thereof upon receipt of an undertaking from such person to repay the amounts advanced unless it is ultimately determined that such person is entitled to indemnification from the corporation.  Article 25 of Royal’s bylaws provides indemnification of directors, officers and other agents of Royal and advancement of expenses to the extent otherwise permitted by Sections 1741, 1742 and 1745 of the PBCL.

Section 25.3 of Royal’s bylaws provide that the rights to indemnification and advancement of expenses in the bylaws are not exclusive, and may be in addition to, any rights granted to an indemnitee under an agreement, vote of shareholders or disinterested directors, or otherwise.  As authorized by Section 1747 of the PBCL and Section 25.4 of Royal’s bylaws, Royal maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering Royal for indemnification payments made to its directors and officers for certain liabilities.  The premiums for such insurance are paid by Royal.

The foregoing is only a general summary of certain aspects of Pennsylvania law and Royal’s bylaws dealing with indemnification of directors and officers, and does not purport to be complete.  The description of the bylaws is qualified in its entirety by reference to the detailed provisions of Article 25 of Royal’s bylaws.

Item 16.	Exhibits and Financial Statement Schedules:

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

List of Exhibits

The following Exhibits are filed herewith or incorporated herein by reference.

3.1	Articles of Incorporation of the Company. (Incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10‑Q for the quarter ended June 30, 2013.)
3.2	Bylaws of the Company. (Incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10‑K for the year ended December 31, 2008.)
4.1
Junior Subordinated Debt Security Due 2034 issued by Royal Bancshares of Pennsylvania, Inc.  to JPMorgan Chase Bank, as Institutional Trustee, dated October 27, 2004.  (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8‑K (included as Exhibit A to Exhibit 10.1) filed with the Commission on November 1, 2004.)

4.2
Junior Subordinated Debt Security Due 2034 issued by Royal Bancshares of Pennsylvania, Inc.  to JPMorgan Chase Bank, as Institutional Trustee, dated October 27, 2004.  (Incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8‑K (included as Exhibit A to Exhibit 10.2) filed with the Commission on November 1, 2004.)

4.3
Indenture by and between Royal Bancshares of Pennsylvania, Inc.  and JPMorgan Chase Bank, as Trustee, dated October 27, 2004.  (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8‑K filed with the Commission on November 1, 2004.)

4.4
Indenture by and between Royal Bancshares of Pennsylvania, Inc.  and JPMorgan Chase Bank, as Trustee, dated October 27, 2004.  (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8‑K filed with the Commission on November 1, 2004.)

4.5
Guarantee Agreement by and between Royal Bancshares of Pennsylvania, Inc.  and JPMorgan Chase Bank, as Guarantee Trustee, dated October 27, 2004.  (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8‑K filed with the Commission on November 1, 2004.)

4.6
Guarantee Agreement by and between Royal Bancshares of Pennsylvania, Inc.  and JPMorgan Chase Bank, as Guarantee Trustee, October 27, 2004.  (Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8‑K filed with the Commission on November 1, 2004.)

5.1	Opinion of Stevens & Lee, P.C.
10.2
Stock Option and Appreciation Right Plan, as amended on May 16, 2005.  (Incorporated by reference to the Company’s Registration Statement No.  333‑129894 on form S‑8 filed with the Commission on November 22, 2005.)

10.3	Outside Directors’ Stock Option Plan. (Incorporated by reference to the Company’s Registration Statement No. 333 25855 on form S‑8 filed with the Commission on April 5, 1997.)
10.4	Royal Bancshares of Pennsylvania, Inc. 2007 Long‑Term Incentive Plan. (Incorporated by reference to Exhibit A to the Company’s definitive Proxy Statement dated April 6, 2007.)
10.5
Letter Agreement, including Securities Purchase Agreement ‑ Standard Terms, dated December 19, 2008, between Royal Bancshares of Pennsylvania, Inc.  and the United States Department of the Treasury.  (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8‑K filed with the Commission on February 26, 2009.)

10.6
Side Letter Agreement, dated February 20, 2009, between Royal Bancshares of Pennsylvania, Inc.  and the United States Department of the Treasury.  (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8‑K filed with the Commission on February 26, 2009.)

10.7
Employment Agreement dated as of November 20, 2013, between the Company, Royal Bank America and F. Kevin Tylus.  (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8‑K filed on November 27, 2013.)

10.8
Employment Agreement dated as of November 20, 2013, between the Company, Royal Bank America and Robert A. Kuehl.  (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8‑K filed on November 27, 2013.)

10.9
Employment Agreement dated as of November 20, 2013, between the Company, Royal Bank America and Andrew J. Miller.  (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8‑K filed on November 27, 2013.)

10.10
Employment Agreement dated as of November 20, 2013, between the Company, Royal Bank America and Michael S. Thompson.  (Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8‑K filed on November 27, 2013.)

10.11	Royal Bank America Supplemental Executive Retirement Plan. (Incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10‑Q filed on November 13, 2009.)
10.12	SERP Participation Agreement, as amended — Robert Tabas. (Incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10‑Q filed on November 13, 2009.)
10.13
Securities Purchase Agreement dated March 10, 2014 by and among Ithan Creek Investors USB, LLC and Royal Bancshares of Pennsylvania, Inc.  (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8‑K filed on March 11, 2014.)

10.14
Registration Rights Agreement dated March 10, 2014, by and among Ithan Creek Investors USB, LLC and Royal Bancshares of Pennsylvania, Inc.  (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8‑K filed on March 11, 2014.)

11.
Statement re: Computation of Earnings Per Share.  (Included in Note 18, “Earnings Per Common Share,” to the Registrant’s Consolidated Financial Statements included in the Registrant’s Annual Report on Form 10‑K filed with the Commission on March 27, 2014.)

23.1	Consent of ParenteBeard LLC.
23.2	Consent of Stevens & Lee, P.C. (included in Exhibit 5.1 hereto).
24.1	Power of Attorney (included in signature page of this Registration Statement).

Item 17.	Undertakings.

The registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post‑effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post‑effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)
That, for the purpose of determining any liability under the Securities Act, each such post‑effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post‑effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)
each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(e)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit of proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(h)	The undersigned registrant hereby undertakes that:

(i)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)
For the purpose of determining any liability under the Securities Act each post‑effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Narberth, Commonwealth of Pennsylvania, on September 4, 2014.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
By:	/s/ F. Kevin Tylus
F. Kevin Tylus
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints F. Kevin Tylus, Robert A. Kuehl and David W. Swartz, and each of them, as such person’s true and lawful attorney‑in‑fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post‑effective amendments) to this Registration Statement and any Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto this attorney‑in‑fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that this attorney‑in‑fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ F. Kevin Tylus	President and Chief Executive Officer;	September 4, 2014
F. Kevin Tylus	Director (Principal Executive Officer)

/s/ Michael S. Thompson	Executive Vice President and Chief	September 4, 2014
Michael S. Thompson	Financial Officer (Principal Financial
and Accounting Officer)

/s/ Robert R. Tabas	Chairman; Director	September 4, 2014
Robert R. Tabas

/s/ Edward F. Bradley	Director	September 4, 2014
Edward F. Bradley

/s/ William Hartman	Director	September 4, 2014
William Hartman

/s/ Wayne R. Huey, Jr.	Director	September 4, 2014
Wayne R. Huey, Jr.

/s/ Michael Piracci	Director	September 4, 2014
Michael Piracci

/s/ Linda Tabas Stempel	Director	September 4, 2014
Linda Tabas Stempel

/s/ Murray Stempel, III	Director	September 4, 2014
Murray Stempel, III

/s/ Gerard M. Thomchick	Director	September 4, 2014
Gerard M. Thomchick

/s/ Howard Wurzak	Director	September 4, 2014
Howard Wurzak